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CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 33-47641 of Lord Abbett Research Fund, Inc. on Form N-1A of our reports dated January 19, 2001, appearing in the 2000 Annual Reports to Shareholders of Lord Abbett Research Fund, Inc. - Small-Cap Value Series and Large-Cap Value Series and Lord Abbett Research Fund, Inc. - Lord Abbett Growth Opportunities Fund and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
March 29, 2001